                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                                January 10, 2001
                Date of Report (Date of earliest event reported)




                          SAFEGUARD SCIENTIFICS, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



                Pennsylvania                           1-5620                         23-1609753
      -------------------------------                  -------                  ----------------------
      (State or other jurisdiction of                                              (I.R.S. Employer
      incorporation or organization)          (Commission File Number)          Identification Number)

      800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA                        19087
      -----------------------------------------------------------               ----------------------
      (Address of principal executive offices)                                         (Zip Code)

      Registrant's telephone number, including area code:                            (610) 293-0600
                                                                                ----------------------

                                (Not applicable)
         (Former name or former address, if changed since last report)

EXPLANATORY NOTE

     This Form 8-K/A amends Item 7 of the current report on Form 8-K filed by Safeguard Scientifics, Inc. ("Safeguard") on January 25, 2001 to include financial statements that were not available at the time of the filing of the initial report. The financial statements are required as a result of the January 10, 2001 acquisition by Safeguard's majority owned subsidiary CompuCom Systems, Inc. ("CompuCom") of certain assets of MicroAge Technology Services, L.L.C. ("MTS")


Item 7.  FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION


Item 7(a). FINANCIAL STATEMENTS OF MICROAGE TECHNOLOGY SERVICES, L.L.C. AS OF OCTOBER 29, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of MicroAge, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of MicroAge Technology Services, L.L.C. (the "Company") at October 29, 2000 and October 31, 1999, and the results of its operations and its cash flows for each of the three years in the period ended October 29, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 and Note 2 to the financial statements, on April 13, 2000, the Company and MicroAge, Inc. (the "Parent") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The Company's continuing status under Chapter 11, the sale of the majority of the assets as described in Note 2 and the absence of an effective plan of reorganization raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is a subsidiary of MicroAge, Inc. and, as disclosed in the notes to the accompanying financial statements, has extensive transactions and relationships with the Parent and its subsidiaries. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.



/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
March 4, 2001

                     MICROAGE TECHNOLOGY SERVICES, L.L.C.
                                BALANCE SHEETS
                                (in thousands)


                                                                                          October 29, 2000  October 31, 1999
                                                                                          ----------------  ----------------
                                         ASSETS
Current assets:
    Cash and cash equivalents                                                                     $    103          $    417
    Accounts and notes receivable, net                                                             118,410           334,773
    Inventory, net                                                                                  13,531            22,308
    Other current assets                                                                             5,191             2,626
                                                                                          ----------------  ----------------
Total current assets                                                                               137,235           360,124
Property and equipment, net                                                                            562            18,562
Other                                                                                                  449            13,603
                                                                                          ----------------  ----------------
      Total assets                                                                                $138,246          $392,289
                                                                                          ================  ================

                             LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
    Accounts payable                                                                              $ 11,643          $122,246
    Accrued liabilities                                                                             23,829            17,508
    Current portion of long-term obligations                                                             -             2,334
    Other                                                                                            1,739             4,385
                                                                                          ----------------  ----------------
Total current liabilities                                                                           37,211           146,473
Other long-term liabilities                                                                              -             9,997
Estimated liabilities subject to Chapter 11 proceedings (Note 3)                                   100,040                 -
Contingencies and commitments (Note 8)                                                                   -                 -

Member's equity                                                                                        995           235,819
                                                                                          ----------------  ----------------
      Total liabilities and member's equity                                                       $138,246          $392,289
                                                                                          ================  ================


  The accompanying notes are an integral part of these financial statements.

                     MICROAGE TECHNOLOGY SERVICES, L.L.C.
                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                              Fiscal Years Ended
                                                       -------------------------------------------------------------
                                                            October 29,           October 31,         November 1,
                                                               2000                  1999                 1998
                                                       ------------------     -----------------     ----------------
Revenue                                                     $1,100,428            $1,825,507         $1,550,640

Cost of sales                                                1,012,871             1,655,205          1,408,853
                                                       -------------------------------------------------------------

Gross profit                                                    87,557               170,302            141,787
                                                       -------------------------------------------------------------

Operating and other expenses:
     Operating expenses                                        120,545               171,027            156,180
     Restructuring and other charges (Note 5)                   26,831               112,533              3,598
                                                       -------------------------------------------------------------
           Total                                               147,376               283,560            159,778

Operating loss                                                 (59,819)             (113,258)           (17,991)

Other expenses, net                                             19,055                17,662             10,945
                                                       -------------------------------------------------------------

Loss before income taxes and extraordinary loss                (78,874)             (130,920)           (28,936)

Income taxes                                                       (23)                  (98)               (28)
                                                       -------------------------------------------------------------

Loss before extraordinary loss                                 (78,897)             (131,018)           (28,964)

Extraordinary loss - write off of capitalized financing         (3,286)                    -                  -
fees                                                   -------------------------------------------------------------

Net loss                                                    $  (82,183)           $ (131,018)        $  (28,964)
                                                       =============================================================

   The accompanying notes are an integral part of these financial statements

                     MICROAGE TECHNOLOGY SERVICES, L.L.C.
                           STATEMENTS OF CASH FLOWS
                                (in thousands)



                                                                                              Fiscal Years Ended
                                                                            ------------------------------------------------------
                                                                            October 29, 2000   October 31, 1999   November 1, 1998
                                                                            ----------------   ----------------   ----------------
Cash flows from operating activities:
Net loss                                                                           $ (82,183)         $(131,018)         $ (28,964)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
    Depreciation and amortization                                                     17,491             14,624             12,835
    Provision for losses on accounts and notes receivable                              4,131              8,505              4,235
    Restructuring and other one-time charges                                          12,351            102,313                  -
    Extraordinary loss on write off of capitalized financing fees                      3,286                  -                  -
    Provision for loss on sale of property and equipment                               7,651                  -                  -
   Changes in assets and liabilities:
        Accounts and notes receivable                                                212,234             41,620           (228,249)
        Inventory                                                                      8,777             (4,748)            (2,749)
        Other current assets                                                          (2,565)            (1,601)              (545)
        Other assets                                                                   1,128            (15,886)           (68,986)
        Accounts payable                                                              (3,432)            81,971              2,431
        Accrued liabilities                                                          (12,055)            (2,971)            16,301
        Other liabilities                                                             (4,097)             4,000             10,279
                                                                            ----------------   ----------------   ----------------
Net cash provided by (used in) operating activities                                  162,717             96,809           (283,412)
                                                                            ----------------   ----------------   ----------------
Cash flows from investing activities:
    Purchases of property and equipment                                               (1,214)            (4,728)           (24,098)
                                                                            ----------------   ----------------   ----------------
Net cash used in investing activities                                                 (1,214)            (4,728)           (24,098)
                                                                            ----------------   ----------------   ----------------
Cash flows from financing activities:
    Net changes in due to parent                                                    (161,817)          (102,735)           313,337
                                                                            ----------------   ----------------   ----------------
Net cash provided by (used in) financing activities                                 (161,817)          (102,735)           313,337
                                                                            ----------------   ----------------   ----------------

Net increase (decrease) in cash and cash equivalents                                    (314)           (10,654)             5,827
Cash and cash equivalents at beginning of period                                         417             11,071              5,244
                                                                            ----------------   ----------------   ----------------
Cash and cash equivalents at end of period                                         $     103          $     417          $  11,071
                                                                            ================   ================   ================
Supplemental cash flow information:
Cash paid for interest                                                                     -                  -                  -
Cash paid for taxes                                                                        -                  -                  -
See also Note 11 for discussion of interest


  The accompanying notes are an integral part of these financial statements.

                      MICROAGE TECHNOLOGY SERVICES, L.L.C.



                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BUSINESS
-----------------

MicroAge Technology Services, L.L.C., ("MicroAge Technology Services" or the "Company") provides technology infrastructure services designed to support clients' e-Business and on-going operational needs. The Company offers professional services, selective outsourcing and technology deployment to help corporations, institutions and governmental agencies use technology effectively, including Internet-related technology and networks. MicroAge Technology Services is a subsidiary of MicroAge, Inc. ("MicroAge" or the "Parent").

On April 13, 2000, the Company and its Parent filed a voluntary petition in the United States Bankruptcy Court for the District of Arizona, (the "Bankruptcy Court") to reorganize under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code" or "Code"). The Company and its Parent are currently operating as a debtor-in-possession under the supervision of the Bankruptcy Court. As a debtor-in-possession, the Company and its Parent are authorized to operate its business but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court. Subject to certain exceptions under the Bankruptcy Code, MicroAge's filing for reorganization automatically enjoined the continuation of any judicial or administrative proceedings against them.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Basis of presentation
---------------------

The Company was formed on October 31, 1999 after a series of transactions by which the assets and operations of other wholly-owned subsidiaries of MicroAge were transferred to the Company, a limited liability company in which MicroAge is the sole member. The accompanying financial statements are prepared as if the Company had operated as a stand-alone entity for all periods presented and include the historical assets, liabilities, revenue and costs that were specifically identifiable to the Company as well as items that were allocable by the Parent using methods which took into consideration business volume, personnel or other factors. The preparation of the accompanying financial statements required management to make estimates and assumptions regarding amounts allocated to the Company by the Parent. It is management's opinion that the estimates and assumptions are reasonable, however actual results could differ from these estimates.

Going concern
-------------

The operating environment confronting the Company and its Parent raise significant uncertainties about the Company's ability to continue as a going concern. The principal conditions giving rise to those uncertainties include the following:

 . The Company has incurred net losses of $82 million, $131 million and $29 million in fiscal 2000, 1999 and 1998, respectively.

 . The Company experienced significant declines in revenues and gross profits during fiscal 2000.

 . The Company has experienced significant turnover in personnel during the past year, including departures of senior and middle management.

In light of the challenging environment, management decided to solicit offers for the sale of the Company. On December 22, 2000, MicroAge entered into an agreement to sell the majority of the assets and transfer a portion of the liabilities of the Company to CompuCom Systems, Inc. ("CompuCom"). Such assets consist primarily of eligible accounts receivable, inventory and client contracts, and the transferred liabilities consist primarily of obligations under service contracts and certain employee related liabilities, as defined by the agreement. The sale closed on January 10, 2001. The final sales price is subject to certain post-closing adjustments and is estimated to be approximately $84 million, including liabilities transferred.

Management is currently evaluating its options for either soliciting offers for the sale of all or part of the remaining assets or liquidating the Company. Management does not intend to operate the Company under the current ownership structure. As a result of management's plans as discussed above, there is substantial doubt relating to the ability of the Company to continue as a going concern. Management believes that the amounts reflected in the historical balance sheet at October 31, 2000 approximate the net realizable value of the Company's net assets and that alternatives, other than liquidation, for the remainder of the Company are possible. However, see Note 7.

Fiscal year
-----------

The Company's fiscal year ends on the Sunday nearest October 31 each year. Unless otherwise stated, references to the years 2000, 1999 and 1998 relate to the fiscal years ended October 29, 2000, October 31, 1999 and November 1, 1998, respectively.

Disclosures about fair value of financial instruments
-----------------------------------------------------

Financial instruments that are subject to fair value disclosure requirements are carried in the financial statements at amounts that approximate fair value.

Cash and cash equivalents
-------------------------

The Company participates in the MicroAge central cash management system. As a result, cash related to the Company's operations is generally deposited into or paid from MicroAge's operating cash accounts. The caption "Member's Equity" includes the net balance of all cash transactions and other transfers between the Company and MicroAge.

Accounts and notes receivable
-----------------------------

Accounts and notes receivable are comprised of amounts due from customers and vendors and are net of an allowance for doubtful accounts of $9 million and $17 million at October 29, 2000 and October 31, 1999, respectively.

During the fiscal year ended October 29, 2000, one customer accounted for approximately 16% and 22% of the Company's total revenue and accounts and notes receivable, respectively.

Inventory
---------

Inventory, consisting of resale merchandise, is stated at the lower of cost (first-in, first-out method) or market. Rapid technology change and new product introductions and enhancements could result in excess or obsolete inventory. As such, the Company has recorded an allowance which is netted against inventory of $2 million and $1 million at October 29, 2000 and October 31, 1999, respectively.

The Company sources certain components or products through a related subsidiary of the Parent. During fiscal years 2000, 1999, and 1998 approximately 31%, 70% and 81%, respectively, of the Company's available products were sourced through its Parent.

Other current assets
--------------------

Other current assets consists primarily of payments made for inventory prior to the end of fiscal years ended 2000 and 1999, that was not received until the following fiscal year.

Property and equipment
----------------------

Property and equipment are recorded at cost and are depreciated on the straight-line method over the respective estimated useful lives. Equipment under capital leases is recorded at the present value of future lease payments and is amortized on the straight-line method over the estimated useful life or the term of the lease, whichever is less. The following reflects the estimated useful lives by category of property and equipment:

     Furniture, fixtures, equipment and software      3 to 7 years
     Equipment under capital leases                   3 to 5 years
     Leasehold improvements                           3 to 5 years


Expenditures for maintenance and repairs are charged to operations as incurred.

Intangible assets
-----------------

Intangible assets are amortized over their economic lives, which are estimated to be fifteen years using the straight-line method. For acquisitions accounted for under the purchase method, the excess of cost over the fair value of net identifiable assets acquired is classified as goodwill and is included in intangible assets. On an ongoing basis, the Company reviews the valuation and amortization of goodwill. As part of this review, the Company estimates the net realizable value of goodwill and assesses whether the unamortized balance can be recovered through expected future cash flows over the remaining life of the asset. During 1999, the Company determined that a portion of its goodwill was impaired and recorded a charge to earnings of $102 million. An additional $12 million impairment charge was recorded in 2000 (See Note 5 - Restructuring and Other Charges).

Estimated liabilities subject to Chapter 11 proceedings
-------------------------------------------------------

Certain claims, consisting of both secured and unsecured obligations, were in existence prior to the Company's filing for relief under the Code. These claims are stayed while the Company continues business operations as a debtor-in-possession. These pre-petition liabilities are expected to be settled as part of a plan of reorganization and are classified as "Estimated liabilities subject to Chapter 11 proceedings" in the accompanying financial statements (See Note 3
- Estimated Liabilities Subject to Chapter 11 Proceedings). The amounts included in the estimated liabilities subject to Chapter 11 proceedings in total may vary significantly from the stated amount of proofs and ultimate resolution that will be filed with the Bankruptcy Court and may be subject to future adjustment depending on Bankruptcy Court action. Additional claims may arise from the rejection of additional real estate leases and executory contracts by
the Company and its Parent.   The financial statements do not reflect any
potential adjustments which could result from the ultimate resolution of the estimated liabilities subject to Chapter 11 proceedings.


Revenue recognition
-------------------

Revenue from product sales is recognized at the time of shipment. Revenue from services is recognized as services are performed or ratably if performed over a service contract period.

Supplier incentive funds
------------------------

In general, suppliers provide the Company with various incentive programs. The funds received under these programs are generally determined based on the Company's purchases and/or sales of the suppliers' products. The funds are earned through marketing programs or meeting purchasing or other objectives established by the suppliers. Once earned, the funds are applied against product cost or operating expenses, depending on the nature of the incentive.

Income taxes
------------

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Automation and other shared services
------------------------------------

Certain expenses incurred by the MicroAge consolidated group has been charged to the Company in the accompanying statements of operations. These charges include automation costs and other shared services, such as administration, facilities, legal, benefits management, risk management, payroll processing, marketing services and treasury services. The total amounts charged to the Company for automation and other shared services were $24 million, $6 million and $20 million in 2000, 1999 and 1998, respectively. The charge or allocation methodologies took into account business volume, relative headcount or personnel expenses, estimated usage of specific services or other relevant factors. Although the Company believes the allocation methods and cost for these services are reasonable, these costs may not be indicative of the costs that would have been incurred if the Company had been an independent entity and managed these functions or contracted for the services from an independent third party.

During 2000 and 1999, a portion of the depreciation expense recognized by the Company was transferred from its Parent. The total amount transferred and recognized by the Company was $6.2 million and $0.6 million, respectively.

Use of estimates
----------------

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future or what the balance sheets, results of operations or cash flows of the Company would have been if it had been a separate, stand-alone entity during the periods presented.

NOTE 3 -ESTIMATED LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS
---------------------------------------------------------------

Under Chapter 11 Bankruptcy proceedings, certain claims against the Company in existence prior to the filing of petitions for relief under the Code are stayed while the Company continues business operations as a debtor-in-possession. These pre-petition liabilities are expected to be settled as part of a plan of reorganization and are classified as "Estimated liabilities subject to Chapter 11 proceedings". Estimated liabilities subject to Chapter 11 proceedings as of October 29, 2000 consisted of the following (in thousands):


Accounts payable                                        $ 72,035
Accrued liabilities                                       16,763
Capital leases                                             1,242
Other                                                     10,000
                                                       ---------
                                                        $100,040
                                                       =========

The foregoing amounts consist of allowed secured and unsecured obligations that have not been affirmed by the Company through the Bankruptcy Court. In addition, during the third quarter of 2000, the Company disavowed a significant number of operating leases. Any future liability for these leases has not been included in the current financial statements as reasonable estimates cannot currently be determined and any potential claims require affirmation by the Bankruptcy Court.


NOTE 4 - ACQUISITIONS
---------------------

During 1998, the Company completed separate acquisitions that were accounted for using the purchase method of accounting. In each case, the purchase price was allocated to the assets purchased and the liabilities assumed based on estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was being amortized using the straight-line method over 15 years. During 1999 and 2000, all carrying amounts for payments of the purchase price in excess of the net assets acquired were written-off (See Note 5 - Restructuring and Other Charges).

NOTE 5 - RESTRUCTURING AND OTHER CHARGES
----------------------------------------

In response to decreased revenues and lower gross margins, the Company has taken actions to decrease its operating expenses. These actions include the elimination of 556 positions and the closure of branch locations. During 2000, the Company recorded $27 million of restructuring and other charges including $3 million in employee termination benefits; $4 million for facility closure costs; $12 million for the write-off of impaired goodwill and $8 million to reduce the Company's remaining property and equipment to net realizable value. The facility closure costs include lease expense on closed facilities, losses on disposals of fixed assets and other expenses related to the consolidation of facilities.As of October 29, 2000, the remaining liability related to restructuring and other charges was $0.3 million for severance and $5 million for building exit costs, all included within estimated liabilities subject to Chapter 11 proceedings.

During 1999, the Company recorded $113 million of restructuring and other charges including a $102 million for the write-down of impaired goodwill; $5 million in employee termination benefits related to the elimination of 330 positions; and $6 million for contract termination and business closure costs. As of October 31, 1999, the remaining liability related to restructuring and other charges was $1 million for severance and $5 million for building exit costs.

In February 1998, the Parent initiated a plan to restructure itself into two independent businesses - an integration business which is MicroAge Technology Services and a distribution business operated through a wholly-owned subsidiary, Pinacor, Inc. In connection with that restructuring plan, the Parent allocated $4 million of its restructuring and other charges to the Company including $2 million for employee termination benefits related to the elimination of 165 positions; $1 million for the closing and consolidation of redundant locations, and $1 million for other related costs. All actions related to this restructuring and other charges were completed during fiscal 1998.

NOTE 6 - EXTRAORDINARY LOSS
---------------------------

During 2000, the Parent wrote-off $9.6 million of previously capitalized financing fees due to the termination of the related financing facilities, $3.3 million of which was allocated to the Company based on its percentage of the Parents total revenue. This amount has been reflected in the accompanying statement of operations as an extraordinary loss.

NOTE 7 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:                          October 29,            October 31,
                                                                             2000                    1999
                                                                         -------------          -------------
                                                                                   (in thousands)
Equipment, furniture, fixtures and software                              $      36,858          $      45,460
Equipment under capital lease                                                    4,201                  6,096
Leasehold improvements                                                           3,952                  6,244
                                                                         -------------          -------------

                                                                                45,011                 57,800
Accumulated depreciation and amortization                                      (36,798)               (39,238)
                                                                         -------------          -------------
                                                                                 8,213                 18,562
Estimated loss on disposal recorded in fiscal year 2000                         (7,651)                     -
                                                                              $    562               $ 18,562
                                                                         =============          =============

Pursuant to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company has evaluated the recoverability of its property and equipment, and determined that the related undiscounted cash flows are insufficient to cover the carrying value of the assets. Accordingly, the Company recorded a reserve of approximately $7.7 million during 2000 to write-down property and equipment not included in the CompuCom transaction to their estimated realizable value. These discounted cash flows were determined based on anticipated proceeds from the sale of the assets (See Note 5 - Restructuring and Other Charges).

NOTE 8 - LEASES
---------------

The Company is a party to operating leases executed between the Parent and the lessor. Related expenses are charged to the Company based upon facilities and equipment specifically identified to its business. The following represents the future minimum lease obligations under non-cancelable leases related to the Company's operations:

Fiscal year ending in:                                     (in thousands)
   2001                                                       $   845
   2002                                                           845
   2003                                                           698
   2004                                                           215
                                                             --------
   Total minimum lease obligations                            $ 2,603
                                                             ========

None of the leases contain significant restrictive provisions; however, some of the leases contain renewal options and provisions for payment by the Company of real estate taxes, insurance and maintenance costs. Total rent expense was (in thousands):

Fiscal year ended:                                         (in thousands)
October 29, 2000                                              $ 3,801
October 31, 1999                                                8,817
November 1, 1998                                                6,559

Additional rent expense may be included in amounts charged to the Company through intercompany service charges.

The following schedule represents future minimum obligations under capital leases:

Fiscal year ending in:                                     (in thousands)
   2001                                                       $   831
   2002                                                           462
   2003                                                            57
                                                             --------
   Total minimum lease obligations                            $ 1,350
   Less: amount representing interest                             108
                                                             --------
   Present value of minimum lease obligations                 $ 1,242
                                                             ========

See also Note 3.

NOTE 9 - FINANCING ARRANGEMENTS
-------------------------------

The Company is a party to the Parent's financing arrangements and has executed a collateralized guaranty for the payment and performance of all liabilities and obligations owed under these agreements. Interest expense recorded by the Company was allocated from and paid by the Parent. The accompanying balance sheets do not include debt amounts related to the Parent's financing arrangements. On January 10, 2001 all advances under each of the credit and financing facilities were paid in full by the Parent.

NOTE 10 - MEMBER'S EQUITY
-------------------------

Member's equity represents the Parent's ownership in the recorded net assets of the Company. A summary of activity in these accounts is as follows:

                                                Fiscal years ended
                                         ----------------------------------
                                         October 29,            October 31,
                                              2000                 1999
                                         -----------            -----------
                                                   (in thousands)
Balance beginning of period              $   235,819            $   469,572
Net loss                                     (82,183)              (131,018)
Net intercompany activity                   (152,641)              (102,735)
                                         -----------            -----------
Balance end of period                    $       995            $   235,819
                                         ===========            ===========

NOTE 11 - OTHER EXPENSES - NET
------------------------------


                                                   Fiscal years ended
                                        --------------------------------------
                                         October 29,  October 31,  November 1,
                                            2000         1999         1998
                                        ------------ ------------ ------------
                                                     (in thousands)
Interest income                          $     (34)   $  (2,167)   $  (2,052)
Interest expense                            19,095       14,798        6,222
Amortization                                    -         4,962        6,775
Other                                           (6)          69           -
                                        ------------ ------------ ------------
                                         $  19,055    $  17,662    $  10,945
                                        ============ ============ ============

Interest expense represents interest associated with the Company's share of the aggregate borrowings of MicroAge for the periods presented. Interest was calculated by taking the Company's relative percentage of borrowings from/loans to MicroAge member's equity multiplied by the total MicroAge borrowing costs.

NOTE 12 - INCOME TAXES
----------------------

The accompanying footnote has been prepared as if the Company filed tax return on a separate basis even though the Company is a member of a group that files a consolidated tax return with its parent . A provision for federal and state income taxes has not been made in the accompanying financial statements due to the Company's history of unprofitable operations. As of October 29, 2000 and October 31, 1999, deferred tax assets amounted to approximately $76 million and $33 million, respectively, and related primarily to net operating loss carryforwards as well as differences in recognition of accounts receivable reserves and accrued liabilities for financial and income tax reporting purposes. Due to the uncertainty surrounding the ultimate resolution of the outstanding liabilities as a result of the bankruptcy, no benefit related to the net operating loss carryforwards has been provided in the accompanying financial statements. However, at such time that the settlement of the existing liabilities is determined, it is anticipated that the Company will offset gains, if any, against the net operating loss carryforwards. Management has concluded that it is unlikely the Company will ultimately realize the full benefit of its deferred tax assets, accordingly, a full valuation in an amount equal to the deferred tax assets has been provided.

At October 29, 2000 and October 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $108 million and $41 million, respectively, available to reduce future taxable income. Such carryforwards expire from 2019 through 2021 for federal and state tax purposes, if not utilized.

The Company's net operating loss and credit carryforwards may be impaired or limited under certain circumstances. Events which may cause changes in the Company's net operating loss and credit carryforwards include, but are not limited to, significant changes in ownership under Internal Revenue Code 382.

NOTE 13 - LITIGATION
--------------------

The Company has been named as a defendant in various pending legal proceedings. These proceedings have been automatically stayed given the Chapter 11 Bankruptcy filing by the Company and its Parent. In addition, the Company believes it has defenses for all claims made in these legal proceedings and doesn't expect the outcome to have a material effect on its financial position or operations.

NOTE 14 - EMPLOYEE BENEFIT PLANS
--------------------------------

The Company participates in the Parent's deferred compensation plan (the "Savings Plan"). Employees are eligible to participate after one year of service and may contribute a percentage of their salary subject to certain limitations. Subject to certain profitability requirements, the Parent has historically matched 25% of the employee contribution up to a maximum employee contribution of 6%, as defined in the Savings Plan. Participants are at all times fully vested in their contributions, and the MicroAge contributions, if any, become fully vested to the participant after five years of employment.

In addition to the Savings Plan, the Parent has also adopted (and the Company participates in) a supplemental deferred compensation plan (the "Supplemental Savings Plan") for employees holding key management positions or highly compensated employees for purposes of Title I of ERISA. Eligible employees may contribute a percentage of their salary subject to certain limitations as established by the Plan Administrator. The Parent historically matched 25% of the employee contribution. Participants are at all times fully vested in their contributions, and the Parent contributions, if any, become fully vested to the participant after five years of employment. Contributions to the Supplemental Savings Plan are held by a Trustee, however it is not qualified under the provisions of Section 401(k) of the Internal Revenue Code. All benefits payable under the Supplemental Savings Plan therefore are unsecured obligations of the Parent.

The Company also participates in the Parent's employee stock option and award plans as well as the Parent's associate stock purchase plan. Expenses related to these plans are incurred by the Parent and are recorded by the Company through member's equity.

Total expense recognized by the Company for its employee benefit plans during years 2000, 1999, and 1998 was $1 million, $1.3 million, and $0.7 million, respectively.

     Item 7(b).
                          SAFEGUARD SCIENTIFICS, INC.
                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On January 10, 2001, Safeguard Scientifics, Inc.'s ("Safeguard") majority owned subsidiary CompuCom Systems, Inc. ("CompuCom") completed the purchase of certain assets of MicroAge Technology Services, L.L.C. ("MTS") pursuant to the terms of the Purchase Agreement dated as of December 22, 2000 (the "Purchase Agreement"), entered into by and among CompuCom, MTS and MicroAge, Inc., the parent of MTS ("Microage"; and together with MTS, the "Sellers"). The unaudited pro forma combined financial statements have been prepared from and should be read in conjunction with the consolidated financial statements and notes thereto for Safeguard for the year ended December 31, 2000, included in Safeguard's report on Form 8-K dated March 26, 2001, and the combined financial statements of MicroAge as of October 29, 2000 which are included in this Current Report on Form 8-K.

     The combining companies have different quarterly periods. MicroAge maintains its accounting records on a fifty-two week basis ending on the Sunday closest to October 31. Safeguard maintains its accounting records on a calendar basis, ending on December 31.

     The pro forma combined balance sheet assumes that the acquisition took place on December 31, 2000 and combines Safeguard's audited December 31, 2000 consolidated balance sheet and MTS' audited October 29, 2000 balance sheet.

     The pro forma combined statement of operations assume the acquisition took place as of the beginning of the period presented. The combined statement of operations for the year ended December 31, 2000 combines Safeguard's audited consolidated statement of operations for the year ended December 31, 2000 and MTS' audited statement of operations for the year ended October 29, 2000.

     In management's opinion, the pro forma results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of the period presented and is not intended to be a projection of future results. Pro forma adjustments that give effect to actions taken by management or other efficiencies expected to be realized as a result of the transactions are not reflected in the following pro forma results of operations. CompuCom has not completed the allocation of the purchase price for this acquisition. Therefore, the amount of cost in excess of fair value of tangible net assets purchased could be adjusted once the allocation is finalized.

                       PRO FORMA COMBINED BALANCE SHEET
                                (In thousands)
                                  (Unaudited)


                                                Safeguard                  MTS                                        Pro Forma
                                           December 31, 2000        October 29, 2000           Adjustments            Combined
                                           ------------------       ----------------           -----------         --------------
                  Assets
                  ------
Current assets:
  Cash and cash equivalents, restricted
  cash and short term investments                 $  219,431                $    103            $    (103)  (a)       $  219,431
  Receivables                                        246,949                 118,410              (53,841)  (a)          311,518
  Inventories                                         78,187                  13,531               (1,729)  (a)           89,989
  Prepaid expenses and other current assets           28,360                   5,191               (4,942)  (a)           28,609
                                           ------------------       ----------------           -----------         --------------
    Total current assets                             572,927                 137,235              (60,615)               649,547

Property and equipment, net                           52,951                     562                 (562)  (a)           52,951
Ownership interests in and advances
to affiliates                                        616,875                       -                    -                616,875
Available-for-sale securities                        214,343                       -                    -                214,343

Intangibles, net                                     123,002                       -                5,279   (b)          128,281
Deferred taxes                                        39,708                       -                                      39,708
Other                                                 28,453                     449                 (449)  (a)           28,453
                                           ------------------       ----------------           -----------         --------------
                                                  $1,648,259                $138,246            $ (56,347)            $1,730,158
                                           ==================       ================           ===========         ==============
    Liabilities and Shareholders' Equity
    ------------------------------------
Current liabilities:
  Current maturities of long-term debt            $    5,250                $      -                    -             $    5,250
  Accounts payable                                   123,130                  11,643            $ (11,643)  (a)       $  123,130
  Accrued expenses                                   130,722                  23,829              (22,902)  (a)          131,649
  Other                                                    -                   1,739               (1,739)  (a)                -
                                           ------------------       ----------------           -----------         --------------
    Total current liabilities                        259,102                  37,211              (36,284)               260,029

Long-term debt                                        13,493                       -               80,972   (b)           94,465
Deferred taxes                                             -                       -                    -                      -
Minority interest                                    106,462                       -                                     106,462
Other long-term liabilities                          164,765                 100,040             (100,040)  (a)          164,765
Convertible subordinated notes                       200,000                       -                    -                200,000

Shareholders' equity:
  Preferred stock                                          -                       -                    -                      -
  Common stock                                        11,815                       -                    -                 11,815
  Additional paid-in capital                         758,946                       -                    -                758,946
  Retained earnings                                  172,716                     995               74,698   (a)          172,716
                                                                                                  (75,693)  (b)
  Accumulated other comprehensive income (loss)         (712)                      -                    -                   (712)
  Treasury stock, at cost (1,267 shares in 2000)     (38,328)                      -                    -                (38,328)
                                           ------------------       ----------------           -----------         --------------
    Total shareholders' equity                       904,437                     995                 (995)               904,347
                                           ------------------       ----------------           -----------         --------------
                                                  $1,648,259                $138,246            $ (56,347)            $1,730,158
                                           ==================       ================           ===========         ==============

See notes to unaudited pro forma combined financial statements.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                 (In thousands)
                                  (Unaudited)

                                               Safeguard                  MTS
                                             Twelve months          Twelve months
                                                 Ended                   ended                                       Pro Forma
                                            December 31, 2000       October 31, 2000           Adjustments            Combined
                                           -----------------        ----------------           -----------         -------------
Revenue:
  Product                                        $ 2,457,572              $  983,748                     -          $ 3,441,320
  Service                                            290,510                 116,680                     -              407,190
  Other                                               22,299                       -                     -               22,299
                                           ------------------        ----------------          -----------         -------------
    Total revenue                                  2,770,381               1,100,428                     -            3,870,809
                                           ------------------        ----------------          -----------         -------------
Operating Expenses:
  Cost of sales-product                            2,257,624                 927,342                     -            3,184,966
  Cost of sales-service                              184,218                  85,529                     -              269,747
  Operating Expenses                                 383,019                 120,545                   264              503,828
  Restructuring                                        5,417                  26,831                     -               32,248
                                           ------------------        ----------------          -----------         -------------
Total operating expenses                           2,830,278               1,160,247                   264 (c)        3,990,789
                                           ------------------        ----------------          -----------         -------------

Earnings (loss) from operations                      (59,897)                (59,819)                 (264)            (119,980)

Other income, net                                     93,105                       -                     -               93,105
Interest Income                                       18,097                       -                     -               18,097
Interest and financing expense                       (41,897)                (19,055)               12,375 (d)          (48,577)
                                           ------------------        ----------------          -----------         -------------

Income (loss) Before Income Taxes,
  Minority Interest and Equity Loss                    9,408                 (78,874)               12,111              (57,355)

Income taxes                                         100,323                     (23)               19,148 (e)          119,448
Minority interest                                     (2,213)                      -                24,937 (f)           22,724
Equity loss                                         (319,922)                      -                     -             (319,922)
                                           ------------------        ----------------          -----------         -------------

Net Income (Loss)                                 $ (212,404)             $  (78,897)              $56,196           $ (235,105)
                                           ==================        ================          ===========         =============
Net Income (Loss) Per Share:
  Basic                                               $(1.86)                                                            $(2.06)
  Diluted                                             $(1.87)                                                            $(2.07)

Weighted Average Shares Outstanding:
  Basic                                              114,068                                                             114,068
  Diluted                                            114,068                                                             114,068


See notes to unaudited pro forma combined financial statements.

                          SAFEGUARD SCIENTIFICS, INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


The following adjustments give pro forma effect to the transaction:

(a) Adjustment to reflect MTS assets not acquired and MTS liabilities not assumed by Safeguard Scientifics, Inc.'s majority owned subsidiary CompuCom as part of the acquisition. CompuCom purchased selected accounts receivable, inventory, vendor receivables, and other assets, and assumed certain liabilities from MTS for approximately $81.0 million in cash.

(b) Adjustment to reflect the issuance of debt under CompuCom's existing working capital facility to finance the approximate $81.0 million purchase price and to reflect the excess of acquisition cost over the estimated fair value of net assets acquired. The purchase price and preliminary purchase price allocation are summarized as follows:

       Purchase price                                                                 $80,972

       Estimated fair value of assets and liabilities acquired:
         Receivables                                                64,569
         Inventories                                                11,802
         Other current assets                                          249
         Accrued liabilities                                          (927)
                                                                   -------
         Total                                                                         75,693
                                                                                      -------

       Cost in excess of fair value of net assets acquired                            $ 5,279
                                                                                      =======

(c) Adjustment to record amortization of the cost in excess of fair value of tangible net assets acquired by CompuCom as part of the acquisition over an estimated life of 20 years.

(d) Adjustment to reflect the net effect of: 1) eliminating the financing expense reflected on MTS' statement of operations for allocated interest expense associated with its share of Microage's borrowings during the year that was not assumed by CompuCom and 2) the increase in financing expenses resulting from the incurrence of debt to finance the purchase price of the acquisition. The interest rate on the acquisition debt of approximately $81.0 million is assumed to be 8.25 percent, which approximates the CompuCom's incremental borrowing rate at the time of acquisition. A change of 1/8 percent in the interest rate would result in a change in financing expense and net income for the twelve months ended December 31, 2000 of approximately $101,000 and $61,000, respectively.

(e) Adjustment to reflect CompuCom's effective tax rate of 40% on the pro forma combined loss before income taxes for the twelve months ended December 31, 2000.

(f) Adjustment to reflect minority interest in Safeguard Scientifics, Inc.'s majority owned subsidiary CompuCom, related to MTS' operating results for the 12 months ended October 29, 2000.


Item 7 (c)  Exhibits.

  23.1 Consent of PricewaterhouseCoopers LLP, with respect to the financial statements of MicroAge Technology Services, L.L.C.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Safeguard Scientifics, Inc.


Date:  March 26, 2001                    By:    /s/ Gerald A. Blitstein
                                            ------------------------------------
                                         Gerald A. Blitstein
                                         Executive Vice President and
                                         Chief Financial Officer